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                                                          [Citigroup LOGO]

For immediate release
Citigroup Inc. (NYSE symbol: C)
July 1, 2005



              Citigroup Completes Sale of Travelers Life & Annuity

NEW YORK - Citigroup today announced it has completed the sale of Travelers Life & Annuity, and substantially all of Citigroup's international insurance businesses, to MetLife. Under the terms of the agreement, Citigroup received approximately $1 billion in MetLife common stock and $10.8 billion in cash, subject to post-closing adjustment. The sale will result in a third quarter gain of approximately $2 billion after tax.

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Citigroup (NYSE: C), the leading global financial services company, has some 200 million customer accounts and does business in more than 100 countries, providing consumers, corporations, governments and institutions with a broad range of financial products and services, including consumer banking and credit, corporate and investment banking, insurance, securities brokerage, and asset management. Major brand names under Citigroup's trademark red umbrella include Citibank, CitiFinancial, Primerica, Smith Barney, and Banamex. Additional information may be found at www.citigroup.com.


Media Contacts:         Leah Johnson            212-559-9446
                        Shannon Bell            212-793-6206

Investors:              Arthur Tildesley        212-559-2718
                        John Randel             212-559-5091